Investor Inquiries:
Rob Fink, FNK IR
+1 (646) 809-0408
rob@fnkir.com
Unique Fabricating, Inc. Reports Fourth Quarter 2020 Financial Results; Announces Going Concern Opinion
Conference call scheduled for 4:15 p.m. ET
Auburn Hills, MI – April 20, 2021 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer off-road markets, today announced its financial results for the fourth quarter ended December 31, 2020, and provided restated results for the quarters ended September 30, 2020, June 30, 2020, and March 31, 2020, finalizing the recently announced restatements.
Unique Fabricating, Inc., pursuant to the disclosure requirements of the NYSE American Company Guidelines also announced that its audited financial statements for the fiscal year ended December 31, 2020, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the Securities and Exchange Commission, contain an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to the Company’s ability to continue as a going concern. As discussed in Note 1 to the financial statements, the Company is not in compliance with certain covenants of its Amended and Restated Credit Agreement and does not have sufficient liquidity to repay the debt, which is now currently due, which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 1.
We have entered into a Forbearance Agreement with our lenders under which, during a period commencing on April 9, 2021 and through and including June 15, 2021, the Company will be able to borrow on its Revolving line of credit, subject to the terms and conditions for making a revolving credit advance, including availability, and the Lenders have agreed, subject to the terms of the Forbearance Agreement, to forbear from enforcing their rights or seeking to collect payment of the Company’s debt or disposing of the collateral securing the debt. The Company intends to use the forbearance period to continue negotiations with the Lenders to enter into an amendment and waiver to cure the defaults. There can be no assurance that the Company will be able to enter into an amendment or waiver with the Lenders or if it enters into an amendment, what the terms, restrictions, and covenants of the amendment will contain. Without an amendment and waiver that cures the default, substantial doubt about the Company’s ability to continue as a going concern will remain.
Fourth Quarter 2020 Financial Results
▪Net sales of $35.0 million compared to $35.6 million in the fourth quarter of 2019.
▪Net loss of $82.0 thousand or $0.01 per basic and diluted share compared to net income of $9.0 thousand or $0.00 per basic and diluted share in the fourth quarter of 2019.
▪Net debt(1) increased $2.8 million to $49.6 million as of December 31, 2020, from $46.8 million as of December 29, 2019; the 2020 amount includes the $6.0 million PPP loan.
▪Interest expense decreased $0.1 million to $0.6 million compared to prior year of $0.7 million.
“We continue to position Unique Fabricating for sustainable, profitable growth,” said Doug Cain, President and Chief Executive Officer. “In the restatement of the results of the first, second, and third quarters of 2020 we corrected accounting errors that resulted from control failures related to turnover and a staff shortage in our accounting and finance department. Our corrections are now complete, and we have filed restated results. We are glad to put this challenge behind us and to move forward with confidence in the reported financial results. The most significant adjustments were attributable to the first quarter, with nominal adjustments to the statement of operations for the quarters ended June 30, 2020 and September 30, 2020.”
“We continue to drive improvements to both our operational capability and to our customer positioning,” continued Cain. “Our revamped business development efforts have proven successful in generating new sales over the last few months. For the full year 2020, we won $208 million of new customer order intake(2), or COI. We have made significant improvements in the capabilities across the organization, putting in place processes we expect will achieve and sustain profitability. The net result is that we believe we enter 2021 a stronger company poised to generate improved returns as our markets strengthen and our volumes increase.”
Cain added, “The latest independent North American automotive production forecasts for 2021 reflect a 2.7 million unit increase from 2020 to 15.6 million units but they also reflect a net reduction for the year from the prior forecast of 0.4 million units as a result of the chip shortage and other supply chain challenges including raw material availability used in foam applications. Despite the impact of these supply chain challenges on our customers, we anticipate first quarter 2021 revenues of approximately $34.5 million. We expect second quarter revenue to be slightly higher than in the first quarter and our current projections for the second half of 2021 reflect sequential and year-over-year increases. These projected increases reflect both the market share gains we expect from our COI wins in 2020 and projected increased overall North American production as our customers recover some of the lost first half 2021 production. The current 2022 industry outlook is for an additional increase to 16.2 million units. The industry forecast underscores our optimism of pent-up demand in the second half of 2021 and all of 2022 even as reported light duty vehicle inventory levels remain significantly below historical norms. We believe we are positioned to generate cash even at the current lower industry volume forecasts, so the more robust forecast gives us confidence in improved results as the industry output steadily increases. Similarly, we are encouraged by the ongoing strength in the appliance and home improvement markets where sales have continued to be robust.”
Fourth Quarter 2020 Financial Summary
Net sales for the quarter were $35.0 million compared to $35.6 million in the fourth quarter last year. Gross profit for the 2020 quarter was $5.0 million, or 14.4% of net sales, compared to $7.8 million, or 22.0% of net sales, for the same period last year.
Net loss of $82.0 thousand or $0.01 per basic and diluted share for the fourth quarter of 2020 compared to net income of $9.0 thousand or $0.00 per basic and diluted share in the fourth quarter of 2019. Included in our fourth quarter results were the effects of certain pre-tax operational costs some of which we do not anticipate reoccurring to the same degree in the first quarter of 2021. Specifically, we expect our direct labor costs to improve by approximately $0.7 million. We also expect our selling, general, and administrative expenses to improve by nearly $0.8 million in the first quarter of 2021 compared to Q4 2020. Some of these costs are directly or indirectly related to the COVID-19 pandemic, which has created supply chain challenges resulting in inefficiencies and higher expedite freight costs in addition to higher labor costs as a result of the tight labor market.
Full-Year 2020 Financial Summary
Net sales for 2020 were $120.2 million compared to $152.5 million in 2019. Gross profit was $20.7 million, or 17.2% of net sales for 2020, compared to $31.5 million, or 20.7% of net sales last year. Net loss was $5.7 million or $0.58 per basic and diluted share in 2020 compared to a net loss of $9.1 million or $0.93 per basic and diluted share in 2019.
Balance Sheet Summary
As of December 31, 2020, the Company had approximately $0.8 million in cash and cash equivalents, compared to December 29, 2019 when the Company had $0.7 million in cash and cash equivalents. Total debt outstanding as of December 31, 2020 was $50.4 million compared to $47.5 million as of December 29, 2019. Included in total debt at December 31, 2020 is a $6.0 million Paycheck Protection Program (PPP) loan received in the second quarter of 2020. We applied for forgiveness in the fourth quarter of 2020 and are awaiting forgiveness determination from the U.S. Small Business Administration and our lender.

Restatement(3)
Unique Fabricating restated its financial results for the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020 (collectively, the “Relevant Periods”), filing amended Quarterly Reports on Form 10-Q. In connection with preparing its financial statements for the year ended December 31, 2020, the Company identified errors that were not detected as a result of the previously identified material weakness within certain controls and as a result the Company has concluded it was necessary to restate the Quarterly Reports on Form 10-Q for the Relevant Periods. The most significant errors are directly attributable to the quarterly period ended on March 31, 2020; however, the errors were not identified and confirmed until the Company began preparing its financial statements for the year ended December 31, 2020. The changes to the balance sheets and statements of operations are summarized below:

Condensed Consolidated Balance Sheets(3):

	March 31, 2020			June 30, 2020			September 30, 2020
(Unaudited – dollars in thousands)	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Cash and cash equivalents	1,759	(639)	1,120	4,737	(639)	4,098	2,271	(639)	1,632
Accounts receivable, net	24,806	(215)	24,591	15,683	—	15,683	27,001	—	27,001
Inventory, net	15,259	(270)	14,989	15,137	(327)	14,810	12,481	(146)	12,335
Prepaid expenses and other	3,295	(120)	3,175	3,654	(80)	3,574	4,395	(53)	4,342
Total current assets	47,329	(1,244)	46,085	40,602	(1,046)	39,556	47,539	(838)	46,701
Property, plant, and equipment, net	23,096	—	23,096	22,815	(36)	22,779	22,779	(151)	22,628
Deferred tax asset	679	338	1,017	926	293	1,219	893	307	1,200
Total assets	116,555	(906)	115,649	108,325	(789)	107,536	113,600	(682)	112,918
Accrued compensation	764	94	858	993	151	1,144	1,296	200	1,496
Other accrued liabilities	3,403	165	3,568	4,312	231	4,543	5,208	273	5,481
Total current liabilities	21,970	259	22,229	15,936	382	16,318	23,277	473	23,750
Total liabilities	78,209	259	78,468	74,263	382	74,645	78,525	473	78,998
Accumulated deficit	(7,698)	(1,165)	(8,863)	(12,014)	(1,171)	(13,185)	(11,034)	(1,155)	(12,189)
Total stockholders’ equity	38,346	(1,165)	37,181	34,062	(1,171)	32,891	35,075	(1,155)	33,920
Total liabilities and stockholders’ equity	116,555	(906)	115,649	108,325	(789)	107,536	113,600	(682)	112,918
Condensed Consolidated Statements of Operations(3):

	Three Months Ended March 31, 2020			Three Months Ended June 30, 2020			Three Months Ended September 30, 2020
(Unaudited – dollars in thousands, except per share amounts)	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Net sales	34,976	(315)	34,661	14,759	216	14,975	35,550	—	35,550
Cost of sales	27,901	1,169	29,070	13,019	115	13,134	27,474	(132)	27,342
Gross profit	7,075	(1,484)	5,591	1,740	101	1,841	8,076	132	8,208
Selling, general, and administrative expenses	5,865	19	5,884	6,281	62	6,343	6,251	130	6,381
Operating income (loss)	290	(1,503)	(1,213)	(4,814)	39	(4,775)	1,825	2	1,827
(Loss) before income tax (benefit) expense	(1,400)	(1,503)	(2,903)	(5,420)	40	(5,380)	1,146	2	1,148
Income tax (benefit) expense	(263)	(338)	(601)	(1,103)	45	166	166	(14)	152
Net income (loss)	(1,137)	(1,165)	(2,302)	(4,317)	(5)	(4,322)	980	16	996
Net income (loss) per share:
Basic	(0.12)	(0.12)	(0.24)	(0.44)	—	(0.44)	0.10	—	0.10
Diluted	(0.12)	(0.12)	(0.24)	(0.44)	—	(0.44)	0.10	—	0.10
2021 Outlook
The March 2021 North American independent third-party service light vehicle production forecasts for the second half of 2021 increased by 349,000 units and reduced the first half outlook by 754,000 units primarily due to the impact of the semiconductor shortage. If this light vehicle production forecast level for 2021 holds, management expects to generate improved operating results and operating cash flows, reflecting cost-reduction and efficiency related actions taken to date. Management notes that projected results are subject to substantial uncertainty regarding the continuing impact of the COVID-19 pandemic on the economy and our industry, as well as other factors referenced in “Forward Looking Statements.” There can be no assurance that our results will not vary significantly from current expectations.

Results Conference Call
Unique Fabricating will host a conference call and live webcast to review the financial results and provide a corporate update today at 4:15 p.m. ET. To access the conference call, please dial +1 (877) 407-8133 (toll free) or +1 (201) 689-8040 and if requested, reference conference ID 40894. The conference call will also be webcast live on the Investor Relations section of the Company's website at http://ir.uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on April 20, 2021 until 11:59 p.m. ET on May 4, 2021 by dialing +1 (877) 481-4010 (United States) or +1 (919) 882-2331 (international) and using the passcode 40894.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer off-road markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
We present Net Debt, a non-GAAP financial measure, in this press release to provide a supplemental measure of our financial position. We believe that Net Debt is a useful measure of the Company's liquidity position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt.
We present Consolidated EBITDA (defined as “Consolidated EBITDA” in our Amended and Restated Credit Agreement, as amended), a non-GAAP financial measure, in this press release to aid investors in evaluating our covenant compliance in accordance with our Amended and Restated Credit Agreement. Consolidated EBITDA, as defined in our Credit Agreement, is defined as earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, management fees, non-cash stock compensation expenses, restructuring expenses, goodwill impairment charges, and consulting and licensing costs from our ongoing enterprise resource planning (“ERP”) system implementation. There may be additional adjustments allowed and there are dollar limitations on certain adjustments and add backs, please refer to our Amended and Restated Credit Agreement, as amended, for a complete understanding of all adjustments and add backs allowed to Consolidated EBITDA as well as our financial covenants. The Company is presenting Consolidated EBITDA to illustrate our covenant compliance, not as a supplemental performance measurement. Certain of the allowable adjustments and add backs to Consolidated EBITDA are recurring in nature and cash expenses, which we believe limits the usefulness of Consolidated EBITDA as a measurement of the Company’s performance. As of December 31, 2020, we were not in compliance with our financial covenants and, as a result, in default under the Amended and Restated Credit Agreement.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.

Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the fourth quarter and fiscal year of 2020 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about net sales, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, including that there is doubt as to the Company’s continuing as a going concern as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

(1)	Net debt, a non-GAAP financial measure, is defined as debt minus cash and cash equivalents. Please refer to the Reconciliation of Non-GAAP Financial measures included in the tables included with this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
(2)	Customer Order Intake, COI, is a measurement that we use of new customer business awards that represents our estimates of the future sales value of the award over the anticipated life of the program. In the absence of a clearly defined program life, the default period we use is for 5 years as we believe this approximates the average program life over the markets in which we operate. There can be no assurance that the awards will result in sales or that the amount of sales will equal the future sales values that we have estimated. We use COI for assessing our operational needs and planning and budgeting purposes.
(3)	For more information on the restated quarterly results, including the impact on each period’s year-to-date results, condensed consolidated statement of stockholders’ equity, and condensed consolidated statement of cash flows, please refer to each of the amended Quarterly Reports for the Relevant Periods which are linked below and available on our website:
Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2020
Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 20220
Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2020

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	December 31, 2020	December 29, 2019
Assets
Current assets:
Cash and cash equivalents	$760	$650
Accounts receivable, net	23,759	24,701
Inventories, net	11,951	13,047
Prepaid expenses and other current assets:
Prepaid expenses and other	5,643	2,108
Refundable taxes	4,027	1,049
Assets held for sale	—	1,003
Total current assets	46,140	42,558
Property, plant, and equipment, net	22,383	23,415
Goodwill	22,111	22,111
Intangible assets	7,605	11,625
Other assets:
Operating leases	10,415	—
Investments, at cost	1,054	1,054
Deposits and other assets	579	226
Deferred tax asset	893	679
Total assets	$111,180	$101,668
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$10,892	$9,324
Current maturities of long-term debt	35,864	2,847
Revolver, current maturities	11,494	—
Income taxes payable	204	—
Accrued compensation	792	1,225
Other accrued liabilities	4,551	1,979
Total current liabilities	63,797	15,375
Long-term debt, net of current portion	2,999	33,220
Revolver	—	11,418
Other long-term liabilities:
Deferred tax liability	—	1,324
Other long term liabilities	10,519	871
Total liabilities	77,315	62,208
Total stockholders’ equity	33,865	39,460
Total liabilities and stockholders’ equity	$111,180	$101,668

UNIQUE FABRICATING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2020	Three Months Ended December 29, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 29, 2019
Net Sales	$35,028	$35,584	$120,214	$152,489
Cost of Sales	29,997	27,762	99,543	120,981
Gross Profit	5,031	7,822	20,671	31,508
Selling, general, and administrative expenses	6,876	5,517	25,484	26,751
Impairment	—	—	—	6,760
Restructuring expenses	37	937	1,230	2,752
Operating loss	(1,882)	1,368	(6,043)	(4,755)
Other income (expense)
Other, net	131	(18)	157	11
Interest expense	(608)	(707)	(3,608)	(4,287)
Other expense, net	(477)	(725)	(3,451)	(4,276)
Loss before income tax (benefit)	(2,359)	643	(9,494)	(9,031)
Income tax expense (benefit)	(2,277)	634	(3,784)	37
Net loss	$(82)	$9	$(5,710)	$(9,068)
Net loss per share
Basic	$(0.01)	$—	$(0.58)	$(0.93)
Diluted	$(0.01)	$—	$(0.58)	$(0.93)
Dividends declared per share	$—	$—	$—	$0.05

UNIQUE FABRICATING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands)

	Twelve Months Ended December 31, 2020	Twelve Months Ended December 29, 2019
Cash Flows from Operating Activities:
Net loss	$(5,710)	$(9,068)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of goodwill	—	6,760
Inventory adjustment	—	1,742
Depreciation and amortization	7,085	6,863
Amortization of debt issuance costs	189	177
Loss on sale of assets	464	68
Bad debt adjustment	740	243
Loss on derivative instrument	329	578
Stock option expense	115	130
Deferred income taxes	(1,539)	(1,132)
Accounts receivable	202	5,888
Inventory	1,096	2,584
Prepaid expenses and other assets	(6,864)	(570)
Accounts payable	1,236	(1,104)
Accrued and other liabilities	(830)	(1,138)
Other, net	2,117	—
Net cash provided by (used in) operating activities	(1,370)	12,021
Cash Flows from Investing Activities:
Capital expenditures	(2,425)	(2,759)
Proceeds from sale of property and equipment	889	119
Net cash used in investing activities	(1,536)	(2,640)
Cash Flows from Financing Activities:
Net change in bank overdraft	332	(1,036)
Proceeds from debt	—	1,300
Payments on term loans and capital expenditure line	(3,161)	(3,350)
Payments on revolving credit facilities	(29,576)	(29,586)
Proceeds from revolving credit facilities	29,573	23,021
Debt issuance costs	(151)	—
Proceeds from PPP Note	5,999	—
Proceeds from exercise of stock options and warrants	—	—
Distribution of cash dividends	—	(490)
Net cash provided by (used in) financing activities	3,016	(10,141)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	110	(760)
Cash and cash equivalents – beginning of period	650	1,410
Cash and cash equivalents – end of period	$760	$650
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,732	$4,104
Cash paid for income taxes	$52	$438

UNIQUE FABRICATING INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited – dollars in thousands)

RECONCILIATION OF NET INCOME TO CONSOLIDATED EBITDA

The following is a reconciliation of net income, as reported, which is a U.S. GAAP measure of our operating results, to Consolidated EBITDA, as defined in our Credit Agreement, a non-GAAP measure:

Six Months Ended December 31, 2020 (g)
Net income	$914
Plus:
Interest expense, net	1,319
Income tax expense (benefit)	(2,125)
Depreciation and amortization	3,627
Management fees	112
Non-cash stock awards	60
Non-recurring expenses (a)	69
Goodwill impairment	—
Restructuring expenses (b)	—
ERP system implementation consulting and licensing costs (c)	114
Financing expenses (d)	—
Consolidated EBITDA, as defined	$4,090

December 31, 2020
Total Consolidated Indebtedness, as defined (e)	$44,359
Consolidated EBITDA, as defined	$4,090
Total leverage ratio (f)	5.42 x
Covenant requirement	3.50 x
_________________________________
(a)    Represents any other non-recurring, non-cash gains during such period, including without limitation, (i) gains from the sale or exchange of assets other than in the ordinary course of business, and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements
(b)    Represents restructuring costs and expenses incurred from time to time at various locations, in an aggregate amount under the definition, during any twelve-month period, not to exceed $500,000
(c)    Represents cost incurred with respect to the purchase and implementation of the Company’s enterprise resource planning system, in an aggregate amount under the definition, not to exceed (i) $200,000 during each of the Company’s fiscal quarters in 2020, (ii) $100,000 during each of the Company’s fiscal quarters in 2021, and (iii) $0 with respect to any calculation thereafter
(d) Represents costs and expenses incurred in connection with the Eighth Amendment to the Amended and Restated Credit Agreement, in an aggregate amount not to exceed $175,000
(e) Total Consolidated Indebtedness, as defined, excludes the $6.0 million PPP loan for covenant purposes until final determination by the SBA and Lender on whether the PPP loan will be forgiven
(f) Ratio of Total Consolidated Indebtedness, as defined, divided by Consolidated EBITDA, as defined. To calculate the Total Leverage Ratio at December 31, 2020, the Consolidated EBITDA for the six months ended December 31, 2020 is annualized by multiplying it by 2
(g) The six months ended December 31, 2020 is the most recent period for which information is available for measuring compliance with financial covenants under the Amended and Restated Credit Agreement.

RECONCILIATION OF NET DEBT TO DEBT

	December 31, 2020	December 29, 2019
Current maturities of long-term debt	$35,864	$2,847
Revolver, current maturities	11,494	—
Long-term debt, net of current portion	2,999	33,220
Revolver	—	11,418
Debt	50,357	47,485
Less: Cash and cash equivalents	760	650
Net debt	$49,597	$46,835